Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
AMONG
RCN CORPORATION,
RAVEN ACQUISITION CORPORATION
AND
NEON COMMUNICATIONS GROUP, INC.
DATED AS OF JUNE 24, 2007

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 24, 2007, by and among RCN CORPORATION, a Delaware corporation (“Parent”), RAVEN ACQUISITION CORPORATION, a Delaware corporation (“Buyer”) and wholly owned subsidiary of Parent, and NEON COMMUNICATIONS GROUP, INC., a Delaware corporation (the “Company”).
W I T N E S S E T H:
     WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent through a merger of the Company and Buyer;
     WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Buyer shall merge with and into the Company (the “Merger”) in accordance with the provisions of the DGCL, with the Company as the surviving corporation;
     WHEREAS, the Board of Directors of each of Parent, Buyer and the Company have approved this Agreement and deem it advisable, fair to and in the best interests of their respective stockholders to consummate the Merger on the terms and conditions set forth in this Agreement;
     WHEREAS, the Board of Directors of the Company has determined that the consideration to be paid for each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), and for each share of 6% Series A Cumulative Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Company Preferred Stock,” and together with the Company Common Stock, the “Company Capital Stock”), in the Merger is fair to and in the best interests of the Company and the holders of the Company Capital Stock (the “Company Stockholders”) and resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby; and
     WHEREAS, as a condition and inducement to Parent entering into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and certain Company Stockholders are entering into support agreements (the “Support Agreements”) pursuant to which, among other things, such Company Stockholders have agreed to vote all of their shares of Company Capital Stock in favor of adopting this Agreement and approving the Merger.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER
     Section 1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Buyer shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving corporation following the Merger (the “Surviving Corporation”). The corporate existence of the Company, with all of its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the DGCL.
     Section 1.2. Effective Time; Closing. As promptly as practicable (and in any event within five business days) after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time (but not earlier than the time that the Certificate of Merger is filed) as the parties agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the “Effective Time”). On the date of such filing, a closing (the “Closing”) shall be held at 10:00 a.m., New York time, at the offices of Andrews Kurth LLP, 450 Lexington Avenue, 15th Floor, New York, New York 10017, or at such other time and location as the parties shall otherwise agree.
     Section 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Buyer shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
     Section 1.4. Conversion of Company Capital Stock and Buyer Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or the holders of any of the securities described in this Section 1.4:
     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c) and Dissenting Shares, if any) shall be canceled and, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted automatically into the right to receive an amount in cash equal to the Per Share Amount payable without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 1.7 (the “Common Stock Merger Consideration”). As used herein, “Per Share Amount” means (x) $5.25 if the Adjusted Consolidated Revenue of the Company for the Testing Period applicable to the Closing (the “Testing Period Revenue”), is greater than or equal to the applicable aggregate amount for the three calendar months in the Testing Period set forth on Part A of Schedule 8.11 hereof or (y) $5.15 plus the product, rounded to the nearest one-tenth of one cent, of (I) $0.10 and (II) (A) the positive difference, if any, between the Testing Period Revenue and the applicable aggregate amount for the three calendar months in the Testing Period set forth in Part B of Schedule 8.11 hereof, divided by (B) the difference between the applicable aggregate amount for the three calendar months in the Testing Period set forth in Part A of Schedule 8.11 hereof and the applicable aggregate amount for the three calendar months in the Testing Period set forth in Part B of Schedule 8.11 hereof (but in no event greater that $5.25);
     (b) Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c) and Dissenting Shares, if any), including any and all rights with respect to accrued and unpaid dividends with respect to such Company Preferred Stock, shall be canceled and, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted automatically into the right to receive an amount in cash equal to the Per Share Amount payable without interest, to the holder of such share of Company Preferred Stock, upon surrender of the certificate that formerly evidenced such share of Company Preferred Stock in the manner provided in Section 1.7 (the “Preferred Stock Merger Consideration” and together with the Common Stock Merger Consideration, the “Merger Consideration”);
     (c) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, Buyer or any subsidiary of Parent, and each share of Company Capital Stock that is owned by the Company as treasury stock or owned by a Subsidiary shall be canceled and retired and cease to exist, and no payment or distribution shall be made with respect thereto;
     (d) At the Effective Time, all shares of the Company Capital Stock converted pursuant to Section 1.4(a) or (b) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate representing any such shares of Company Capital Stock (“Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Article I; and
     (e) Each share of common stock, par value $0.01 per share, of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and, from and after the Effective Time, shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 1.5. Dissenting Shares.
     (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and which are held by the Company Stockholders who have demanded and perfected their demands for appraisal of such shares of Company Capital Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the “Dissenting Shares”) shall not be converted as described in Section 1.4(a) or (b), as applicable, but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder’s shares of Company Capital Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 1.4(a) or (b), as applicable, into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL with respect to demands for appraisal and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.
     Section 1.6. Stock Options and Warrants.
     (a) As of the Effective Time, each outstanding option to acquire Company Common Stock (collectively, the “Company Options”) granted under the Globix Corporation 2003 Stock Option Plan, the Neon Communications, Inc. 2003 Directors’ Stock Option Plan, as amended, and the Neon Communications, Inc. Stock Incentive Plan, as amended (collectively, the “Company Stock Option Plans”) shall be canceled and extinguished, and the holder thereof, without any action on the part of such holder and in full consideration of such cancellation, shall be entitled to receive, promptly following the Effective Time, from the Surviving Corporation with respect to each share of Company Common Stock issuable under such cancelled Company Option immediately prior to the Effective Time (regardless of whether or not such Company Options are vested and exercisable), an amount (the “Option Amount”) in cash equal to the excess, if any, of the stated dollar amount of the Common Stock Merger Consideration over the applicable exercise price per share of the Company Option, less any withholding taxes as described in Section 1.7(e) and without interest. After the Effective Time, holders of canceled Company Options shall have no further rights in respect of such canceled Company Options except the right to receive the Option Amount provided by this Section 1.6(a). Prior to the Effective Time, the Board of Directors or committee of the Company, as applicable, will adopt such resolutions and will take such other actions as may be reasonably required to effectuate the actions contemplated by this Section 1.6(a), without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation other than the right to receive the Option Amount provided by this Section 1.6(a).
     (b) At the Effective Time, all Company Warrants will be automatically exercisable for the Merger Consideration. Upon the surrender of any Company Warrant to the Paying Agent in accordance with Section 1.7(f), the holder of such Company Warrant shall be entitled to receive an amount in cash determined by multiplying (a) the excess, if any, of the stated dollar amount of the Common Stock Merger Consideration over the applicable exercise price of the Company Warrant by (b) the number of shares of Company Common Stock such holder could have purchased had such holder exercised the Company Warrant immediately prior to the Effective Time less any withholding taxes as described in Section 1.7(e) and without interest.
     Section 1.7. Surrender of Shares of Company Capital Stock; Stock Transfer Books.
     (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) and enter into a paying agent agreement in form and substance reasonably acceptable to the Company with such Paying Agent (the “Paying Agent Agreement”), pursuant to which the Paying Agent will act as agent for the Company Stockholders and receive the funds necessary to make the payments to the Company Stockholders pursuant to Section 1.4 upon surrender of the Company Stockholders’ Certificates and pursuant to Section 1.6 in the case of holders who exercise Company Warrants. Parent shall, at or prior to the Effective Time, deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of the shares of Company Capital Stock and the consideration to be paid to holders of Company Warrants pursuant to Section 1.6 (the “Fund”). Subject to the Paying Agent Agreement, the Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to Parent. Parent shall promptly replace any monies lost through any investment made pursuant to this Section 1.7(a) or otherwise satisfy any deficiency in the amount of the Fund necessary to pay the Merger Consideration and the consideration to be paid to holders of Company Warrants pursuant to Section 1.6. The Paying Agent shall make the payments provided in Section 1.4.
     (b) As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of shares of Company Capital Stock entitled to receive the Merger Consideration pursuant to Section 1.4 a customary form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration for each share of each series of Company Capital Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes only the right to receive the Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Capital Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall pay all transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of Parent that such Taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 1.4.
     (c) At any time following the date that is twelve months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any portion of the Fund that had been made available to the Paying Agent and not disbursed to the Company Stockholders (including, to the extent not previously delivered to Parent, all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to Parent who shall remain liable for such amounts (subject to abandoned property, escheat and other similar Laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates shall not have been surrendered prior to six years after the Effective Time (or such earlier date as shall be immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law), unclaimed funds payable with respect to such

Certificates shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Buyer, the Paying Agent or any other person shall be liable to any Company Stockholder for any Merger Consideration delivered in respect of such share of Company Capital Stock or Company Warrant to a public official pursuant to any abandoned property, escheat or other similar Law.
     (d) At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, except for Parent and Buyer, the Company Stockholders holding shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock except for the right to receive the Merger Consideration and as otherwise provided herein or by applicable Law, and the Merger Consideration paid pursuant to this Article I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock theretofore represented by such Certificates. On or after the Effective Time, any Certificates presented to the Paying Agent or Buyer for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 1.4.
     (e) Parent, Buyer, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration and any other amount otherwise payable pursuant to this Agreement to any Company Stockholder, any holder of Company Options or Company Warrants (each, a “Payee”) such amounts that Parent, Buyer, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the “Code”), the rules and regulations promulgated thereunder or any provision of state, local or foreign Tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to Payee.
     (f) Upon the surrender to the Paying Agent of an original copy of a Company Warrant, the Paying Agent shall pay to such holder such amount as the holder of the Warrant shall be entitled to pursuant to Section 1.6(b). The procedures set forth in this Section 1.7 shall apply to any surrender of a Company Warrant.
ARTICLE II
THE SURVIVING CORPORATION
     Section 2.1. Certificate of Incorporation. The certificate of incorporation of Buyer at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law or such certificate of incorporation; provided, however, that Article I shall be amended to provide that the name of the Surviving Corporation shall be the name of the Company.
     Section 2.2. Bylaws. The bylaws of Buyer at the Effective Time shall be the bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation or such bylaws.
     Section 2.3. Directors and Officers. From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Buyer at the Effective Time shall be the directors of the Surviving Corporation; and (b) the officers of Buyer at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in (a) a registration statement, prospectus, report, form, schedule or proxy statement filed since September 30, 2006 and prior to the date hereof by the Company with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”) (collectively, the “Company SEC Reports”); or (b) the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent concurrently with the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Letter relates; provided, however, that any information set forth in one provision, subprovision, section or subsection of the Company Disclosure Letter will be deemed to apply to each other provision, subprovision, section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such letter as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect), the Company represents and warrants to Parent and Buyer as follows:
     Section 3.1. Organization and Standing. Each of the Company and each direct or indirect subsidiary of the Company (a “Subsidiary”) (a) is a corporation, limited liability company, partnership or other entity duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization; (b) has full corporate or other similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted; and (c) is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where failure to have such approvals or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined below). The Company has made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Certificate of Incorporation”) and the Company’s bylaws (the “Company Bylaws”), each as in effect as of the date of this Agreement. Section 3.1 of the Company Disclosure Letter sets forth the name of each Subsidiary of the Company, its jurisdiction of organization and each jurisdiction where it is qualified to do business.
     Section 3.2. Capitalization.
     (a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value $0.01 per share, of which 4,500,000 have been designated as Series A Cumulative Convertible Preferred Stock. As of the date hereof, (a) 48,881,655 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights; (b) no shares of Company Common Stock are held in the treasury of the Company; (c) 3,676,789 Company Options are outstanding pursuant to the Company Stock Option Plans, each such option entitling the holder thereof to purchase one share of Company Common Stock, for which the name of the holder, number of shares, vesting schedule, term and exercise price are set forth in Section 3.2(a) of the Company Disclosure Letter; (d) 2,971,753 shares of

Company Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, and as to which the Company has not, since such shares were issued, declared or paid any dividends or set any record dates with respect thereto; and (e) no shares of Company Common Stock are reserved for issuance upon exercise of outstanding stock options or otherwise, except for (x) 3,676,789 shares of Company Common Stock reserved for issuance pursuant to Company Options; (y) 2,971,753 shares of Company Common Stock reserved for issuance upon conversion of the outstanding shares of the Company Preferred Stock; and (z) 1,578,620 shares of Company Common Stock reserved for issuance under the outstanding warrants to purchase shares of Company Common Stock (the “Company Warrants”).
     (b) Except as set forth above, there are no options, equity-linked awards, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of any Subsidiary or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Except for the Support Agreements, there are no stockholder agreements, voting trusts, proxies or other agreements or understandings to which the Company or a Subsidiary is a party or is bound with respect to the voting or registration of any shares of capital stock or other equity interests of the Company or any Subsidiary.
     (c) The only Subsidiaries are those listed in Section 3.2(c) of the Company Disclosure Letter. Each outstanding share of capital stock of, or other equity interest in, each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. The Company owns (either directly or indirectly) beneficially and of record all of the issued and outstanding capital stock of, or other equity interest in, each Subsidiary, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal and other encumbrances of any nature whatsoever (collectively, the “Liens”) and does not own an equity interest in any other corporation, partnership or entity, other than the Subsidiaries. No bonds, debentures, notes or other indebtedness of the Company or the Subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) on any matter on which stockholders of the Company may vote are issued or outstanding.
     Section 3.3. Authority for Agreement.
     (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Board of Directors of the Company), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval of the Merger and adoption of this Agreement by the affirmative vote of holders of a majority of the voting power of the then issued and outstanding shares of the Company Common Stock and the then issued and outstanding shares of the Company Preferred Stock, voting together as a single class (the “Company Stockholder Approval”), and the filing and recordation of the certificate of merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity. The Company Stockholder Approval is the only vote of the Company Stockholders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.
     (b) At a special meeting duly called and held on June 23, 2007, the Board of Directors of the Company unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of, the Company and the Company Stockholders; (ii) approved, authorized and adopted this Agreement and approved and authorized the Merger and the other transactions contemplated hereby; and (iii) resolved to recommend approval and adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Company Recommendation”). The actions taken by the Board of Directors of the Company constitute approval of the Merger, this Agreement and the other transactions contemplated hereby by the Board of Directors of the Company under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement, or the transactions contemplated hereby. Other than Section 203 of the DGCL, no state anti-takeover or similar statute is applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement. The Bank Street Group, LLC (the “Independent Advisor”), the independent financial advisor to the Board of Directors of the Company, has delivered to the Board of Directors of the Company its opinion, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained in such opinion, the consideration to be received by the Company Stockholders in the Merger is fair, from a financial point of view, to such holders.
     Section 3.4. No Conflict. The execution and delivery of this Agreement by the Company do not, and subject to obtaining the Company Stockholder Approval the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) conflict with or violate the Company Certificate of Incorporation or the Company Bylaws or equivalent organizational documents of any of the Subsidiaries; (b) assuming that all filings, notifications, consents, approvals, authorizations and other actions described in Section 3.5 of this Agreement or Section 3.5 of the Company Disclosure Letter have been obtained or made, contravene or conflict with or violate any United States federal, state, local or foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law of any Governmental Entity (a “Law”) applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected; or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a Lien on any property or asset of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, deed of trust, License, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary or any of their properties is bound or affected, except in the case of clauses (b) and (c) above for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” shall mean (i) a material adverse effect on the business, operations or financial condition of the Company and the Subsidiaries taken as a whole (provided, however, that with respect to this clause (i), Material Adverse Effect will be deemed not to include (A) any change in any Law or interpretation thereof; (B) any change in economic conditions affecting the United States economy in general; (C) any change that is generally applicable to the industries in which the Company operates; (D) any change, in and of its itself, in the trading price or trading volume of the Company Common Stock after the date of this Agreement (provided, however, that this clause (D) shall not exclude any underlying circumstance, change, event, fact, development or effect that may have caused that change in market price); (E) the entry into or announcement of this Agreement and/or the consummation of the transactions contemplated hereby; (F) any action taken by Parent or any of its Affiliates; or (G) any acts of terrorism or any outbreak of hostilities or war; provided, however, that no exception enumerated in any of the immediately preceding clauses (A), (B), (C) or (G) shall apply to the extent any such effect, change, circumstance, event, fact or development has a materially disproportionate effect on the Company and the Subsidiaries, taken as a whole, relative to other comparable companies in the industry in which they operate; or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.
     Section 3.5. Required Filings and Consents. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a “Governmental Entity”) on the part of the Company, except (a) for applicable requirements, if any, of state securities or “blue sky” laws (“Blue Sky Laws”) and filing and recordation of the Certificate of Merger as required by the DGCL; (b) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”); (c) for those required by the Federal Communications Commission or any successor entity (the “FCC”) under the Communications Act of 1934 and the rules, regulations and policies of the FCC promulgated thereunder (the “FCC Approvals”); (d) for such filings and approvals as are required to be made or obtained with or from any state public service or public utility commission or similar state regulatory bodies (the “State PUC”) in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (collectively, the “State Approvals”); (e) for the filing with the SEC and the American Stock Exchange of the proxy statement (the “Proxy Statement”) to be mailed to the Company Stockholders in connection with the meeting of the Company Stockholders to be called to consider the Merger (the “Stockholders’ Meeting”); (f) those that may be required solely by reason of Parent’s participation in the transactions contemplated hereby; or (g) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.6. Compliance. Subject to Section 3.7, since January 1, 2004, each of the Company and the Subsidiaries has been in compliance with all Laws applicable to the Company or any of the Subsidiaries or by which any property, business or asset of the Company or any of the Subsidiaries is bound or affected, except for any such failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.7. Licenses and Permits.
     (a) Each of the Company and the Subsidiaries has all governmental permits, licenses, franchises, variances, exemptions, consents, certificates, orders and approvals issued or granted by a Governmental Entity necessary for it to own, lease and operate its properties and assets and to conduct its business as presently conducted (the “Company Licenses”), except those the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each material Company License is listed on Section 3.7 of the Company Disclosure Letter.

     (b) All Company Licenses are in full force and effect and no suspension, cancellation or revocation of any of the Company Licenses is pending or, to the Knowledge of the Company, threatened, except where the failure to be in full force and effect or such suspension, cancellation or revocation would not have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, the term “Knowledge” means the actual knowledge, after due inquiry, of the officers of the Company set forth in Section 3.7 of the Company Disclosure Letter.
     (c) Each of the Company and the Subsidiaries is in compliance with (i) its obligations under each of the Company Licenses; and (ii) the rules and regulations of the Governmental Entity issuing such Company Licenses, except, in either case, for such failures to be in compliance as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (d) To the Knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any Subsidiary under, any Company License (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses or accelerations that would not, individually or in the aggregate, have a Material Adverse Effect.
     (e) The Company does not have Knowledge of any Law, condition of any Company License, or failure by the Company to comply with any Law or Company License, that would reasonably be expected to impair, delay or preclude the issuance of all FCC Approvals and State Approvals.
     (f) The Company and the Subsidiaries do not provide any “telephone exchange services” as defined in Section 3(47) of the Communications Act, 47 U.S.C. § 572.
     Section 3.8. Company SEC Reports; Financial Statements.
     (a) As of the date of this Agreement, the Company SEC Reports constitute all of the reports, proxy statements, forms, and other documents required to be filed or furnished by the Company with the SEC since September 30, 2005. As of their respective dates, the Company SEC Reports and any registration statement, prospectus, report, form, schedule or proxy statement filed with or furnished to the SEC on or after the date of this Agreement (the “Subsequent Company SEC Reports”) (i) were prepared in accordance with the applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder; and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding, unresolved comments of the SEC staff with respect to any of the Company SEC Reports, and since September 30, 2005 and prior to the date hereof, there has been no correspondence from the SEC to the Company or responses of the Company thereto that are not publicly filed and available electronically by means of the SEC’s Electronic Data Gathering and Retrieval system or otherwise made available to Parent, unredacted copies of which have been provided by the Company to Parent.

     (b) The consolidated financial statements of the Company included in the Company SEC Reports (including the related notes and schedules) comply, and the consolidated financial statements of the Company included in any Subsequent Company SEC Reports (collectively, the “Company Financial Statements”) will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders’ equity for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments).
     (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries at March 31, 2007 (the “Balance Sheet Date”) (including the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, neither the Company nor any Subsidiary has any liability or obligation of any nature that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing such balance sheet on the Balance Sheet Date, except for liabilities and obligations (i) incurred in connection with the transactions contemplated by this Agreement; (ii) incurred in the ordinary course of business since March 31, 2007; (iii) that constitute less than 1% of the consolidated annual gross revenues of the Company; or (iv) that would not reasonably be expected to have a Material Adverse Effect.
     (d) The Company maintains disclosure controls and procedures in accordance with Rule 13a-15 under the Exchange Act. Those controls and procedures are effective to ensure that all material information concerning the Company and the Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC. Since October 1, 2005, the Company has not received notice from the SEC that any of its accounting policies or practices are the subject of any review, investigation or challenge except for comments furnished by the staff of the SEC in respect of Company SEC Reports that have been addressed or withdrawn. The principal executive officer of the Company and the principal financial officer of the Company have made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated by the SEC thereunder with respect to each Company SEC Report subject to that requirement.
     (e) The Company has disclosed, based on the most recent evaluation of internal controls over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors of the Company, (i) any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     (f) Since the date of the most recent evaluation of such controls and procedures, there have been no significant changes in the Company’s internal controls over financial reporting.

     Section 3.9. Absence of Certain Changes or Events. Except as contemplated by this Agreement, (a) since September 30, 2006, there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (b) since September 30, 2006 through the date of this Agreement, the Company and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and consistent with prior practice and there has not been (i) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary; (ii) any change in accounting methods, principles or practices employed by the Company except insofar as may have been required by a change in GAAP; (iii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any Subsidiary and having a Material Adverse Effect; or (iv) taken any action that, were it to be taken from and after the date of this Agreement, would require approval of Parent pursuant to clauses (ii), (iii), (iv), (v), (vi), (xv), (xvi), (xvii) and (xviii) of Section 5.1(b) or Section 5.1(c) (to the extent relating to any of the foregoing clauses).
     Section 3.10. Taxes.
     (a) Each of the Company and any of the Subsidiaries has timely filed all material Tax Returns required to be filed. All Tax Returns filed by each of the Company and any of the Subsidiaries are true, correct and complete in all material respects, and each of the Company and any of the Subsidiaries have timely paid when due all Taxes reported on such Tax Returns.
     (b) Each of the Company and any of the Subsidiaries (i) has paid all material Taxes required to be paid (whether or not shown on a Tax Return); or (ii) has reflected on the most recent consolidated balance sheet filed with the Company Financial Statements, in accordance with GAAP, adequate accruals for the payment of all material Taxes (whether or not shown on a Tax Return), including contingent Tax liabilities, with respect to all Taxable periods ending on or before the Effective Time and all Taxable periods starting before and ending after the Effective Time to the extent attributable to the portion of such periods up to and including the Effective Time.
     (c) The Company has made available to Parent complete copies of all Tax Returns filed by the Company or any of the Subsidiaries requested by Parent or its representatives.
     (d) There are no material Liens arising from or related to Taxes on or pending against the Company, the Subsidiaries or any of their properties, other than Liens for Taxes not yet due and payable.
     (e) No extension of time has been requested or granted for the Company or any of the Subsidiaries to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid. Neither the Company nor any of the Subsidiaries has granted a power of attorney that remains outstanding with regard to any Tax matter.
     (f) There is no material pending or, to the Knowledge of the Company, threatened examination, investigation, audit, suit, action, claim or proceeding relating to Taxes (a “Tax Audit”) of the Company or any of the Subsidiaries.
     (g) Parent has received (i) copies of all material Tax Audit reports and correspondence between the Company or any of the Subsidiaries and any Governmental Entity issued or made during the last three (3) years or otherwise requested by Parent or its representatives; and a (ii) complete summary of all oral communications between the Company or the Subsidiaries and any Governmental Entity relating to any Tax Audits of the Company or the Subsidiaries during such years, including without limitation, any Tax Audit that is in progress or for which a still effective extension of the statute of limitations was granted.

     (h) Neither the Company nor any of the Subsidiaries has within the last four (4) years received notice of a determination by a Governmental Entity that material Taxes are owed by the Company or any of the Subsidiaries (such determination to be referred to as a “Tax Deficiency”). To the Knowledge of the Company, no material Tax Deficiency with respect to the Company or any of the Subsidiaries is proposed or threatened.
     (i) All material Tax Deficiencies of the Company or the Subsidiaries have been paid or finally settled and all amounts determined by settlement to be owed have been paid.
     (j) There are no presently outstanding waivers or extensions or requests for waiver or extension of the time within which a material Tax Deficiency of the Company or any of the Subsidiaries may be asserted or assessed.
     (k) Neither the Company nor any of the Subsidiaries has changed any Tax accounting method during any of the three (3) most recent Taxable years ending on or before the Effective Time.
     (l) Neither the Company nor the Subsidiaries has ever been required to include in income any adjustment pursuant to section 481 of the Code, and no Governmental Entity has ever made or proposed any such adjustment. Neither the Company nor any of the Subsidiaries has entered into a closing agreement, as described in section 7121 of the Code, or an advance pricing agreement with a Governmental Entity relating to Taxes.
     (m) Neither the Company nor the Subsidiaries owns any property that is tax-exempt use property within the meaning of section 168(h) of the Code, that is described in section 168(f)(8) of the Code as in effect prior to its amendment by the Tax Reform Act of 1986, that is tax-exempt bond financed property within the meaning of Section 168(g) of the Code or that is “limited use property” within the meaning of Rev. Proc. 2001-28.
     (n) Neither the Company nor any of the Subsidiaries is a party to any arrangement to which Sections 162(m) or 280G of the Code could under any circumstances apply.
     (o) Neither the Company nor the Subsidiaries is now or has ever been (i) an includable member of an “affiliated group” within the meaning of Section 1504(a) of the Code other than an affiliated group consisting only of the Company and one or more of its current Subsidiaries or otherwise liable for the Taxes of a person other than the Company pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of Law, whether or not as a transferee, a successor, by operation of law, by contract or otherwise; (ii) a member of any consolidated, combined or unitary Tax Return filing group other than a group consisting only of the Company and one or more of the current Subsidiaries; (iii) a party to any Tax Sharing Agreement; (iv) the owner of an interest in an entity that is or is treated as a Tax partnership or real estate investment trust as defined in Section 856 of the Code; (v) a United States shareholder as defined in Section 951(b) of the Code of a controlled foreign corporation as defined in Section 957 of the Code; or (vi) a shareholder of a passive foreign investment company, as defined in Section 1297 of the Code.

     (p) Neither the Company nor any of the Subsidiaries have ever participated, directly or indirectly, in a transaction which is described in Treasury Regulation Sections 1.6011-4(b) or have ever held “an interest” in a “tax shelter,” as those terms are defined in Treasury Regulation Section 301.6112-1.
     (q) None of the Company’s employees whose duties include tax matters is aware, after diligence that is reasonable taking into consideration the duration of their tenure with the Company, of facts and circumstances that would make it likely that there are material deferred intercompany gains of the Company or any of its Subsidiaries that have not been fully taken into income for income Tax purposes or that there is a material excess loss account with respect to the stock of any of the Subsidiaries.
     (r) No claim has ever been made by a Governmental Entity in a jurisdiction in which the Company or any of the Subsidiaries does not pay Taxes or file Tax Returns that the Company or any of the Subsidiaries is or may be subject to Tax in such jurisdiction.
     (s) Neither the Company nor any of the Subsidiaries has ever requested a private ruling from a Governmental Entity on any matter.
     (t) Neither the Company nor any of the Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
     (u) The net operating losses, alternative minimum tax net operating losses, net capital losses, alternative minimum tax net capital losses, Tax credits, alternative minimum tax credits and other Tax attributes of the Company and the Subsidiaries have not become subject to any consolidated return limitation, limitation under section 382 of the Code or any other limitation on their use, allowance or availability since the closing date of that certain merger between the Company (f/k/a Globix Corporation) and NEON Communications, Inc.
     (v) The Company and the Subsidiaries have collected and remitted to the appropriate Tax Authorities all material sales and use and similar Taxes required to have been collected and remitted on or prior to the Effective Time and have been furnished, and (if required) have filed, properly completed exemption certificates for all exempt transactions. The Company and the Subsidiaries have maintained and have in their possession all records, supporting documents and exemption and resale certificates required by applicable sales Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use and similar Taxes for all periods up to and including the Effective Time.
     (w) For purposes of this Agreement, “Tax” (and, with correlative meanings, “Taxes” and “Taxable”) means (i)(A) any federal, state, local or foreign income, net income, gross income, business and occupation, admissions, gross receipts, sales, use, value added, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits Tax, alternative or add-on minimum Tax, customs duty, universal service, communications, common carrier, public service and other regulatory fees and impositions, or other Tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever, together with (B) any interest and any penalty, addition to Tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such Tax; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to the Effective Time; and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) as a result of a Tax Sharing Agreement; and “Tax Return” means any report or return (including any attached schedules or any amendments to such report or return) supplied to or filed with any Governmental Entity with respect to any Tax, including any information return, any document with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for extensions of time in which to file any such report or return; and “Tax Sharing Agreement” means any agreement which obligates a person to make any payment computed by reference to the Taxes, Taxable income or Tax losses of any other individual or entity, whether or not such other individual or entity is an Affiliate, including, without limitation, any Tax indemnity, tax indemnity agreement or other agreement, arrangement or practice with respect to Taxes.
     (x) Notwithstanding any other representation or warranty contained in this Article III, the representations and warranties contained in this Section 3.10 and Section 3.14 constitute the sole representations and warranties of the Company relating to Tax matters.
     Section 3.11. Change of Control Agreements. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company or any Subsidiary.
     Section 3.12. Litigation. Section 3.12 of the Company Disclosure Letter sets forth a true, correct and complete list of all claims, suits, actions or administrative, arbitration or other legal proceedings, at law or in equity (“Litigation”) pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries. No Litigation pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of the Subsidiaries.
     Section 3.13. Contracts and Commitments.
     (a) Set forth in Section 3.13(a) of the Company Disclosure Letter is each contract, arrangement, commitment or understanding (whether written or oral) that the Company or any Subsidiary is a party to or bound by as of the date of this Agreement (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to the Company or any Subsidiary; (ii) that materially restricts the conduct of any material line of business by the Company, or the ability of the Company to operate in any geographic area; (iii) with or to a labor union (including any collective bargaining agreement); (iv) relating to indebtedness, borrowed money or the deferred purchase price of property or any guarantee in respect of any indebtedness of any person (other than the endorsement of negotiable instruments for collection in the ordinary course of business); (v) between the Company or any of the Subsidiaries, on the one hand, and any of the Company’s stockholders (in their capacity as such), on the other hand; (vi) for the receipt or expenditure of more than $600,000 on an annual basis; (vii) relating to the lease, ownership or use of any material Intellectual Property Rights; (viii) relating to the lease, indefeasible right of use, or other similar right of the Company to utilize fiber in its business; (ix) interconnection agreements of the Company; (x) relating to the lease of any real property or the location of any of the Company’s equipment, in each case to the extent that such point of presence is necessary to deliver, transport or route telecommunications traffic of the Company representing in excess of $50,000 of the Company’s monthly recurring revenue; and (xi) relating to or involving a partnership, joint venture or similar arrangement. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Letter, is referred to as a “Material Contract.”
     (b) With such exceptions that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the applicable Subsidiary, as applicable, and, to the Knowledge of the Company, on each of the counterparties thereto, and is in full force and effect; (ii) the Company and each Subsidiary has performed all obligations required to be performed by it to date under each Material Contract; and (iii) neither the Company nor any Subsidiary has received written notice of, or to the Company’s Knowledge, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of the Subsidiaries under any Material Contract.
     (c) The Company has made available to Parent true and complete copies of all agreements relating to rights of way, pole attachments, or other rights conveyed by municipalities or other Governmental Entities, or any other third parties, necessary for the continued use and operation of the Company’s telecommunications network.
     Section 3.14. Employee Benefit Plans.
     (a) For purposes of this Section 3.14, the Subsidiaries shall include any enterprise which, with the Company, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code.
     (b) All employee benefit plans, programs, arrangements and agreements (whether or not described in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not written or oral) covering active, former or retired employees of the Company and the Subsidiaries which provide material benefits to such employees, or as to which the Company or any the Subsidiaries has any material liability or material contingent liability, are listed on Section 3.14(b) of the Company Disclosure Letter (the “Company Benefit Plans”).
     (c) The Company has made available to Parent a true, correct and complete copy of each of the Company Benefit Plans, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, administration contracts, investment management agreements, subscription and participation agreements, and record-keeping agreements, each as in effect on the date hereof. In the case of any Company Benefit Plan that is not in written form, Parent has been supplied with an accurate description of such Company Benefit Plan as in effect on the date hereof. A true, correct and complete copy of the most recent annual report, actuarial report, accountant’s opinion of the plan’s financial statements, summary plan description and Internal Revenue Service determination or opinion letter with respect to each Company Benefit Plan, to the extent applicable, and the most recent schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect to any funded Company Benefit Plan have been made available to Parent. There have been no material changes in the financial condition in the respective plans from that stated in the annual reports and actuarial reports supplied that have had or would reasonably be expected to have a Material Adverse Effect.

     (d) All Company Benefit Plans comply in form and have been administered in operation in all material respects with all applicable requirements of Law, excluding any deficiencies that have not had and would not reasonably be expected to have a Material Adverse Effect, no event has occurred which will or could cause any such Company Benefit Plan to fail to comply with such requirements, excluding any deficiencies that have not had and would not reasonably be expected to have a Material Adverse Effect, and no notice has been issued by any Governmental Entity questioning or challenging such compliance.
     (e) All required employer contributions under any Company Benefit Plan have been made or will be timely made as of the Effective Time or properly reflected on the most recent consolidated balance sheet filed with the Company Financial Statements in accordance with generally accepted accounting principals, except for any deficiencies that have not had and would not reasonably be expected to have a Material Adverse Effect. No changes in contributions or benefit levels with respect to any of the Company Benefit Plans have been communicated to employees or are scheduled to occur after the date of this Agreement other than in the ordinary course of business.
     (f) To the extent applicable, any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received or made timely application for a favorable determination or opinion letter from the Internal Revenue Service, and no amendment has been made or action taken that could cause the loss of such qualified status.
     (g) No Company Benefit Plan is or has ever been subject to Title IV of ERISA or Section 412 of the Code.
     (h) There are no pending or, to the Knowledge of the Company, anticipated material claims against or otherwise involving any of the Company Benefit Plans and no material suit, action or other litigation has been brought against or with respect to any Company Benefit Plan or any of the fiduciaries thereof.
     (i) Neither the Company nor any Subsidiary has incurred or reasonably expects to incur any liability under Section 412 of the Code, Section 302 of ERISA or subtitle C or D of Title IV of ERISA with respect to any “single-employer plan,” within the meaning of section 4001(a)(15) of ERISA, currently or formerly sponsored, maintained, or contributed to (or required to be contributed to) by the Company, any of the Subsidiaries or any entity which is considered one employer with the Company under Section 4001 of ERISA.
     (j) Neither the Company nor any of the Subsidiaries has incurred and or reasonably expects to incur any liability under subtitle E of Title IV of ERISA with respect to any “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA.
     (k) None of the assets of any Company Benefit Plan is invested in employer securities (as defined in Section 407(d)(1) of ERISA) or employer real property (as defined in Section 407(d)(2) of ERISA).
     (l) There have been no material “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan.

     (m) There have been no acts or omissions by the Company or any of the Subsidiaries which have given rise to or may give rise to any fines, penalties, Taxes or related charges under Section 502 of ERISA or Chapters 43, 47 or 100 of the Code for which the Company or any of the Subsidiaries are or may be liable that have not had and would not reasonably be expected to have a Material Adverse Effect.
     (n) Neither the Company nor any of the Subsidiaries has any liability or contingent liability for providing, under any Company Benefit Plan or otherwise, any post-retirement medical or life insurance benefits, other than statutory liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code.
     (o) Obligations under the Company Benefit Plans are properly reflected in the Company Financial Statements in accordance with GAAP.
     (p) Each Company Benefit Plan may be amended or terminated without material liability (other than with respect to the payment of benefits in the ordinary course) to the Company or any of the Subsidiaries at any time and without contravening the terms of such plan, or any Law or agreement. Except as set forth in this Agreement, following the Effective Time, Parent or any of the Subsidiaries (or any successors thereto) may amend or terminate or cause to be amended or terminated any Company Benefit Plan without material liability (other than with respect to the payment of benefits in the ordinary course) to Parent or any of the Subsidiaries (or successors thereto).
     Section 3.15. Environmental Compliance.
     (a) Except as otherwise does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company possesses, and is in compliance in all respects with, all permits, licenses and government authorizations and has filed all notices that are required under applicable Laws relating to protection of the environment or human health, pollution control, product registration and hazardous materials (“Environmental Laws”) applicable to the Company and the Subsidiaries; (ii) the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such Environmental Laws or contained in any Law or demand letter issued, entered, promulgated or approved thereunder; and (iii) there are no past or present facts, conditions or circumstances that interfere with the conduct of the business and operations of the Company and the Subsidiaries in the manner presently conducted under any Environmental Law or which interfere with continued compliance with any Environmental Law.
     (b) There are no pending or, to the Knowledge of the Company, threatened legal, administrative, judicial, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations seeking to impose on the Company or any of the Subsidiaries, any liability or obligation arising under any Environmental Law (including the federal Comprehensive Environmental Response, Compensation and Liability Act), which liability or obligation, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. Except as otherwise does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with the businesses and operations of the Company and the Subsidiaries which constitute a violation of any Environmental Law or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law; (ii) claims arising for personal injury, property damage or damage to natural resources; or (iii) fines, penalties or injunctive relief.

     (c) Except as otherwise does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of the Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law; nor (ii) entered into any consent decree, order or similar agreement.
     (d) Notwithstanding any other representation or warranty contained in this Article III, the representations and warranties contained in this Section 3.15 constitute the sole representations and warranties of the Company relating to environmental matters.
     Section 3.16. Intellectual Property. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
     (a) (i) either the Company or a Subsidiary owns, or licenses or otherwise possesses adequate right to use, all intellectual property necessary to carry on their respective businesses as currently being conducted; (ii) the Intellectual Property Rights are free and clear of any Lien; (iii) the Company or a Subsidiary has good title to each item of the Intellectual Property Rights; (iv) all registered Intellectual Property Rights are valid, subsisting, enforceable and unexpired; (v) the Company’s rights in the Licensed Rights and all other material rights in the Licensed Rights are free and clear of any Lien, and the Company has not been made aware of any claim of any third party with respect to the validity of the rights of any licensor of the Licensed Rights, or any claim of infringement by the licensor with respect to the Licensed Rights; and (vi) the Intellectual Property Rights and the Licensed Rights are all of the intellectual property rights necessary to the conduct of the business of each of the Company and the Subsidiaries as presently conducted;
     (b) the business of each of the Company and the Subsidiaries, as presently conducted, does not conflict with or infringe on and has not been alleged to conflict with or infringe on any rights of any person or to constitute unfair competition or trade practices under the Laws of any jurisdiction in which the Company and the Subsidiaries operate;
     (c) to the Knowledge of the Company, no person is infringing any Intellectual Property Right owned or controlled by the Company or any of the Subsidiaries, and the Company and the Subsidiaries take, and have taken, all reasonable actions to enforce, protect and maintain their material Intellectual Property Rights and their sole ownerships of any proprietary Intellectual Property Rights;
     (d) no claim is pending or threatened that asserts that any Intellectual Property Rights owned by the Company are invalid and/or unenforceable; and
     (e) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company’s or the Subsidiaries’ right to use any of the Licensed Rights.
     (f) For purposes of this Section 3.16, (i) “Intellectual Property Rights” means all United States and foreign intellectual property, including trademarks, trade names, service marks, logos, domain names and other source indicators, and the goodwill of the business symbolized thereby, copyrights and copyrightable works (including software), patents and patent applications, know how, technology, processes, designs, inventions, developments, trade secrets and confidential or proprietary business information owned by the Company and the Subsidiaries; and (ii) “Licensed Rights” means all United States and foreign patents, trademarks, trade names, service marks and copyrights licensed to the Company or any of the Subsidiaries. Section 3.16 of the Company Disclosure Letter contains a list of all of the Company’s and the Subsidiaries’ Intellectual Property Rights consisting of trademarks, trade names, service marks, logos, domain names and other source indicators, copyrights and copyrightable works, and patents and patent applications.
     Section 3.17. Labor Matters.
     (a) Neither the Company nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.
     (b) Neither the Company nor any of the Subsidiaries is subject to any labor dispute, strike or work stoppage that has had or would reasonably be expected to have a Material Adverse Effect.
     (c) To the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Subsidiaries. The Company has not held an election to certify a collective bargaining unit at any time since March 1, 2005.
     Section 3.18. Title to Properties.
     (a) Except for goods and other property sold, used or otherwise disposed of since March 31, 2007 in the ordinary course of business for fair value, as of the date of this Agreement, the Company and the Subsidiaries have good and indefeasible title to, or hold valid leasehold interests in, or valid rights of way, easements or licenses or other rights of use with respect to all of their respective properties, interests in properties and assets, real and personal, reflected in the Company Financial Statements, free and clear of any Lien, except: (i) Liens reflected in the balance sheet of the Company as of March 31, 2007 included in the Company SEC Reports or the notes thereto; (ii) Liens for current Taxes not yet due and payable; (iii) Liens of mechanics, materialmen, workmen and operators arising by operation of Law in the ordinary course of business, or by written agreement existing as of the date of this Agreement, for sums not yet due or being contested in good faith by appropriate proceedings; and (iv) such imperfections of rights, title, easements and Liens that have not had and would not reasonably be expected to have a Material Adverse Effect. All leases and other agreements pursuant to which the Company or any Subsidiary leases, subleases or otherwise acquires or obtains operating rights affecting any real or personal property are valid, binding and enforceable in accordance with their terms against the Company or any Subsidiary and, to the Knowledge of the Company, the counterparties thereto, except where the failure to be valid, binding and enforceable has not had and would not reasonably be expected to have a Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of the Subsidiaries or, to the Knowledge of the Company, the counterparties thereto, that has had or would reasonably be expected to have a Material Adverse Effect.
     (b) The tangible assets of the Company and the Subsidiaries (i) are in satisfactory operating condition and repair in all material respects, subject to ordinary wear and tear; and (ii) are adequate in all material respects for the purpose for which they are being used and are capable in all material respects of being used in the business as presently conducted without present need for replacement or repair, except in the ordinary course of business.

     Section 3.19. Insurance. The Company and the Subsidiaries maintain insurance coverage as set forth on Section 3.19 of the Company Disclosure Letter. Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all such policies are in full force and effect and were in full force and effect during the periods of time such insurance policies are purported to be in effect, and neither the Company nor any of the Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and (ii) no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under any policy. There is no claim by the Company or any of the Subsidiaries pending under any such policies which if not paid would have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.20. Brokers. Except pursuant to the engagement letters between the Independent Advisor and the Company, no broker, finder, agent or investment banker is entitled to any brokerage, finder’s, agent’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Subsidiaries. Section 3.20 of the Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and the Independent Advisor pursuant to which such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.
     Section 3.21. No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, the Company makes no representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, the Subsidiaries, or its or their business, operations, assets, liabilities, condition (financial or otherwise) or prospects notwithstanding the delivery or disclosure to Parent or its affiliates or representatives of any documentation or other information with respect to any or more of the foregoing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER
     Each of Parent and Buyer jointly and severally represents and warrants to the Company as follows:
     Section 4.1. Organization and Standing. Such person (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation; and (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Buyer to perform its respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.
     Section 4.2. Authority for Agreement; Enforceability. Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such person enforceable against such person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar Laws now or hereafter in effect relating to or limiting creditors’ rights generally and general principles of equity.
     Section 4.3. No Conflict. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (a) conflict with or violate the articles or certificate of incorporation or bylaws of such person; (b) assuming that the Parent Approvals are duly made or obtained, as applicable, conflict with or violate any Law applicable to such person or by which any property or asset of such person is bound or affected or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in triggering any payment or other obligations, or result in the creation of a Lien on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences that have not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impede the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.
     Section 4.4. Required Filings and Consents. The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such person, except (a) for applicable requirements, if any, of Blue Sky Laws and filing and recordation of the Certificate of Merger as required by the DGCL; (b) for those required by the HSR Act; (c) for the FCC Approvals; (d) for the State Approvals; and (e) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay or impede the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement (collectively, the “Parent Approvals”).
     Section 4.5. Licenses and Permits. None of the Chief Executive Officer, the Chief Financial Officer, the General Counsel or the Senior Vice President – Regulatory Affairs of such person has actual knowledge, after due inquiry, of any Law, condition of any governmental permits, licenses, franchises, variances, exceptions, consents, certificates, orders and approvals issued or granted by a Governmental Entity necessary for it to own, lease and operate its properties and assets and to conduct the business as presently conducted, or failure by such person to comply with the foregoing, that would reasonably be expected to impair, delay or preclude the issuance of all FCC Approvals and State Approvals.
     Section 4.6. Information Supplied. None of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC, first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders’ Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.
     Section 4.7. Brokers. No broker, finder or investment banker (other than Deutsche Bank Securities, Inc.) is entitled to any brokerage, finder’s or other fee or commission payable by such person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.
     Section 4.8. Available Funds. At the Effective Time, Parent and Buyer will have available all of the funds necessary to pay the Merger Consideration and to perform their respective obligations under this Agreement. The obligations of Parent and Buyer under this Agreement are not contingent on the availability of financing.
     Section 4.9. Ownership of Company Capital Stock; Affiliates and Associates.
     (a) Neither Parent, Buyer nor any of their respective affiliates (as such term is defined under the Exchange Act) (i) beneficially owns, directly or indirectly; or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company; and
     (b) Neither Parent, Buyer or any of their respective subsidiaries is an “interested stockholder” of the Company or an “associate” or “affiliate” of any “interested stockholder” of the Company (as used in this paragraph (b) only, as such terms are defined in Section 203 of the DGCL).
ARTICLE V
COVENANTS
     Section 5.1. Conduct of the Business Pending the Merger. From and after the date of this Agreement and prior to the Effective Time, except as otherwise contemplated or permitted by this Agreement or provided in Section 5.1 of the Company Disclosure Letter or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld with regard to clauses (vii), (viii), (ix), (xii), (xiii), (xiv), (xv), (xvi) and (xix) of paragraph (b) below, and paragraph (c) below to the extent it relates to such enumerated clauses of paragraph (b)), the Company covenants and agrees that between the date of this Agreement and the Effective Time:
     (a) the Company shall, and shall cause each of the Subsidiaries to:
     (i) conduct its business and operations in the ordinary course of business and in a manner consistent with prior practice;
     (ii) timely file with the SEC any report, form, schedule or proxy statement required by applicable law to be filed after the date hereof; and
     (iii) use commercially reasonable efforts to maintain and preserve intact its current business organization, to keep available the services of its current officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or the Subsidiaries have material business relationships.

     (b) Without limiting the generality of Section 5.1(a), the Company shall not, and shall not permit any of the Subsidiaries to:
     (i) declare or pay any dividends on, or make other distributions (whether in cash, stock or property) in respect of, any of its capital stock, except for dividends by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;
     (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
     (iii) repurchase or otherwise acquire, encumber, pledge, dispose of or otherwise transfer any shares of its capital stock or other securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights or any of its outstanding indebtedness, or offer to do the same;
     (iv) issue, deliver, grant or sell any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Warrants or Company Options outstanding as of the date of this Agreement; or (B) upon the conversion of any Company Preferred Stock, in each case in accordance with their respective terms;
     (v) amend its certificate of incorporation or bylaws (or other equivalent organizational documents);
     (vi) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person or sell any debt securities or warrants or rights to acquire any debt securities of another person, other than (A) borrowings under existing lines of credit outstanding on the date of this Agreement; or (B) inter-company indebtedness in the ordinary course of business owing to, or guaranties of indebtedness owing to, the Company;
     (vii) except for those leases that have aggregate lease payments not exceeding $500,000 per annum, enter into any lease of real property or any other lease (excluding leases of unused fiber(s), or portions thereof, requiring installation and operation by the party obtaining the right to use such fiber of electronic equipment in order to transmit communication signals by means of such fiber (“Dark Fiber”), which shall be governed by clause (viii) or (xii) below as applicable); or create any material Liens on the property of the Company or any of the Subsidiaries in connection with any indebtedness thereof;
     (viii) (A) merge or consolidate with any other entity in any transaction, or acquire (other than capital expenditures permitted by clause (xii) below) or dispose of any business or assets in a single transaction or series of transactions, in which the aggregate consideration is $750,000 or greater, or (B) enter into any partnership, joint venture or similar arrangement, or (C) dispose, in any manner, of any Dark Fiber;

     (ix) change any material accounting policies or methods of accounting used by the Company at September 30, 2006, except as required by the SEC or as required by GAAP or other applicable Law;
     (x) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to, or cause or permit the acceleration of rights, benefits or payments under any Company Plans with respect to, current or future employees, directors, officers or affiliates of the Company or the Subsidiaries, other than with respect to alterations, amendments or creations made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or required by applicable Law;
     (xi) other than as required by applicable Law, adopt any new employee benefit plan or amend in any material respect any Company Benefit Plan in existence on the date of this Agreement;
     (xii) incur capital expenditures in excess of $250,000 in the aggregate that are not contemplated by the capital budget set forth in Section 5.1 of the Company Disclosure Letter (or with respect to periods after December 31, 2007, that are not consistent in amount and type with such capital budget for 2007 or commitments entered into during 2007 in accordance with this Agreement);
     (xiii) waive, release, assign, settle or compromise any material Litigation, except to the extent subject to and not in excess of reserves that relate to such Litigation existing as of March 31, 2007;
     (xiv) other than in the ordinary course of business consistent with prior practice, amend in any material respect, waive any of its material rights under, or enter into any Material Contract (provided that customer contracts that are Material Contracts shall be governed by clause (xix) below, Material Contracts relating to the disposition of Dark Fiber shall be governed by clause (viii) above, and Material Contracts relating to capital expenditures shall be governed by clause (xii) above, rather than by this clause (xiv));
     (xv) fail to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are consistent with past practices in all material respects;
     (xvi) (A) make or rescind any express or deemed election relating to Taxes; (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes for an amount in excess of $250,000 except to the extent subject to and not in excess of reserves that relate to such claims, actions, suits, litigation, proceedings, arbitrations, investigations, audits or controversies relating to Taxes existing as of March 31, 2007; (C) file an amended Tax Return; (D) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or (E) change (or make a request to any Tax Authority to change) in any respect any of its methods of accounting for Tax purposes, other than a change required by applicable Law;

     (xvii) unless in the good faith opinion of its Board of Directors, after consultation with its outside legal counsel, complying with the following provisions would be inconsistent with the fiduciary duties of such Board of Directors and only then if the taking of such actions would not violate any of the other terms of this Agreement, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement (provided that such restrictions shall not apply to non-disclosure or confidentiality agreements entered into in the ordinary course of business with third parties that are not material in scope) to which Parent or any of the Subsidiaries is a party; and during such period fail to enforce, to the fullest extent permitted under applicable Law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;
     (xviii) enter into any “non-compete” or similar agreement that would restrict the businesses of the Surviving Corporation or its subsidiaries following the Effective Time or that would in any way restrict the businesses of Parent or its affiliates (excluding the Surviving Corporation and its subsidiaries) in any material respect;
     (xix) (A) other than in the ordinary course of business (I) amend in any material respect or (II) waive any of its material rights under any customer contract, or (B) enter into any customer contract or amendment to any customer contract, in the case of (A) or (B) incorporating terms or conditions materially inconsistent with the Company’s ordinary course business practices since January 1, 2006 (including, but not limited to, terms such as pricing, discounts, timing of customer payments or discounts, service types, or capital commitments); provided, however, that the Company and its Subsidiaries may so amend or waive rights under customer contracts and enter into customer contracts incorporating terms or conditions that are not materially consistent with the Company’s ordinary course of business practices since January 1, 2006 if the aggregate effect of such amendments, waivers and customer contracts that are not materially consistent with the Company’s ordinary course of business practices on Adjusted Consolidated Revenue or EBITDA of the Company during the Testing Period (as defined below), in each case as calculated to determine a Financial Material Adverse Effect, is less than 1% of the Adjusted Consolidated Revenue or EBITDA, respectively, for the applicable Testing Period set forth on Part B or Part C, as applicable, of Schedule 8.11 hereof; or
     (c) commit or agree to take any of the actions described in this Section 5.1 (other than as permitted in clause (xii) of Section 5.1(b)).
Nothing contained in this Agreement (including, without limitation, this Section 5.1) is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or any of the Subsidiaries’ operations prior to the Effective Time and nothing in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or any of its subsidiaries’ operations. Prior to the Effective Time, each of Parent, Buyer and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.
     Section 5.2. Access to Information; Monthly Reporting of Adjusted Consolidated Revenue and EBITDA; Confidentiality. From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents

(collectively, the “Representatives”) of the Company to, afford the Representatives of Parent and the Company access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Subsidiaries, including weekly status meetings with the Chief Executive Officer and Chief Financial Officer and other relevant officers and employees of the Company relating to financial and other matters affecting the determination of Financial Material Adverse Effect, and shall furnish Parent and Buyer with all financial, operating and other data and information as Parent or Buyer may reasonably request, except any document or other information that is subject to an attorney-client or other privilege or constitutes attorney work product (collectively with all analyses, compilations, studies or other documents or records prepared by Parent, the Company or any of their Representatives that contain or are otherwise reflect or are generated from such information, the “Confidential Information”); provided, however, that no investigation by Parent pursuant to this Section 5.2 shall affect any representation or warranty given by the Company hereunder. The Company shall deliver, within 21 days after the end of each month that could be included in a Testing Period for the determination of Financial Material Adverse Effect, its calculation of Adjusted Consolidated Revenue and EBITDA for such month and reasonable detail of the calculation thereof (provided that the Company’s calculation of Adjusted Consolidated Revenue and EBITDA for the month of July 2007 shall not be required to be delivered until 21 days after the end of August 2007). Parent and the Company acknowledge that the information being provided to it in connection with the Merger and the consummation of the other transactions contemplated hereby, including pursuant to this Section 5.2, is subject to the terms of a confidentiality agreement dated as of March 28, 2007 between the Company and Parent (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.
     Section 5.3. Notification of Certain Matters. The Company shall give prompt notice to Parent of any change or event (i) that has or would reasonably be expected to have a Material Adverse Effect; (ii) that would reasonably be expected to give rise to the right of any third party to terminate, materially modify or assert a right to a material contractual or legal remedy under any Material Contract; (iii) that it believes results or would reasonably be expected to result in a failure of any of the conditions set forth in Section 6.2; (iv) any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement and any response thereto, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent; (v) any legal action threatened or commenced against or otherwise affecting the Company or any of the Subsidiaries in connection with the transactions contemplated by this Agreement; or (vi) any correspondence from the SEC staff to the Company or responses of the Company thereto. Parent shall give prompt notice to the Company of any change or event (i) that has or would reasonably be expected to have a material adverse effect on the ability of Parent or Buyer to perform its respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement; (ii) that it believes results or would reasonably be expected to result in a failure of the conditions set forth in Section 6.3; (iii) any communication from any Government Entity in connection with the transactions contemplated by this Agreement and any response thereto, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent; or (iv) any legal action threatened or commenced against or otherwise affecting Parent or Buyer in connection with the transactions contemplated by this Agreement and any response thereto. The delivery of any notice pursuant to this Section 5.3, however, shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.4. Further Assurances.
     (a) Subject to the terms and conditions herein provided, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper and advisable to consummate and make effective the transactions contemplated by this Agreement as soon as practicable. Without limiting the generality of the foregoing, the Company and Parent shall:
     (i) promptly make their respective filings under the HSR Act and any applicable state antitrust Laws with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act or such state Laws;
     (ii) use their reasonable best efforts to satisfy the conditions to closing in Article VI as promptly as practicable and to cooperate with one another in (1) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained from, Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; (2) mutually agreeing as to the form and substance of such filings; and (3) timely making all such filings and timely obtaining all such consents, approvals, permits or authorizations;
     (iii) promptly notify each other of any communication concerning this Agreement or the Merger from any Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any Governmental Entity;
     (iv) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat;
     (v) furnish counsel to the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Entities or members of their respective staffs on the other hand, with respect to this Agreement and the Merger;
     (vi) furnish the other party with such necessary information and reasonable assistance as such other party and its respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entities, including any filings necessary or appropriate under the provisions of the HSR Act and to obtain FCC Approvals and State Approvals; provided, however, that if the provisions of the HSR Act would prevent a party from disclosing such information to the other party, then such information may be disclosed to such party’s counsel; and
     (vii) make any filings reasonably necessary to keep any licenses that are material to the Company’s business in good standing and to conduct the Company’s business in material compliance with applicable FCC rules and regulations.

     (b) Without limiting Section 5.4(a), Parent and the Company shall:
     (i) each use its reasonable best efforts to respond promptly to any requests for additional information made by the Department of Justice or the Federal Trade Commission and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing;
     (ii) not extend, directly or indirectly, any waiting period under the HSR Act or any applicable state antitrust Law or enter into any agreement with a Governmental Entity to delay or not consummate the Merger except with the prior written consent of the other;
     (iii) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including defending through litigation on the merits any claim asserted in any court by any party; and
     (iv) each use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than 60 days following the termination of all applicable waiting periods under the HSR Act and receipt of all required FCC Approvals and State Approvals, unless the parties are in litigation with the government, in which case at the conclusion of such litigation); provided, however, that, notwithstanding anything to the contrary in this Section 5.4 or the remainder of this Agreement, except as would not have or would not reasonably be expected to have (A) a Material Adverse Effect or (B) a material adverse effect on the business, operations or financial condition of Parent and its subsidiaries taken as a whole (a “Parent Material Adverse Effect”), neither Parent nor any of the Subsidiaries shall be required to agree to any material divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices.
     (c) Without limiting Section 5.4(a) and Section 5.4(b):
     (i) Parent shall as promptly as practicable prepare and file (with the assistance of the Company), or cause to be prepared and filed (with the assistance of the Company), the necessary applications, requests, notices and other filings, and thereafter shall timely make all other filings and notifications, required to obtain all FCC Approvals and State Approvals. The Company shall cooperate with Parent to the fullest extent possible to mutually agree as to the form and substance of the necessary applications, requests, notices and other filings and to provide all necessary information for the preparation of such filings, including those portions of such applications and notices that are required to be completed by the Company, and the parties shall thereafter prosecute each application with commercially reasonable diligence and otherwise use their commercially reasonable efforts to obtain the grants of the applications as expeditiously as practicable;
     (ii) Parent and the Company shall promptly provide to the other party a copy of any pleading, order or other document served on it relating to such applications (but no party shall have any obligation to take any steps to satisfy complainants, if any, which steps would have a Material Adverse Effect or a Parent Material Adverse Effect);

     (iii) Parent and the Company shall use reasonable best efforts to obtain the FCC Approvals and the State Approvals and oppose any petitions to deny or other objections filed with respect to the applications for the FCC Approvals and State Approvals, and any requests for reconsideration or review of any FCC Approval; and
     (iv) if this Agreement is terminated, Parent and the Company shall have an affirmative obligation to notify the FCC and State PUCs of such termination and to submit whatever applications or other notifications are required to return the parties to their respective positions status quo ante.
     (d) In connection with its obligations under this Section 5.4, the Company shall not, without Parent’s prior written consent, commit to any material divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices (or allow its Subsidiaries to commit to any material divestitures, licenses, hold separate arrangements or similar matters) in connection with the transactions contemplated under this Agreement.
     (e) In connection with, and without limiting the foregoing, the Company shall (i) take all commercially reasonable actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement; and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all commercially reasonable actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.
     (f) For purposes of this Section 5.4, “reasonable best efforts” shall include, as necessary, the obligation to enter into a settlement, undertaking, consent decree, stipulation or other agreement with a Governmental Entity that requires a party to divest or hold separate any of its or its subsidiaries’ assets and/or that contains any restriction, condition, undertaking or other limitation; provided, however, that nothing in this Agreement shall require or be deemed to require (i) Parent or the Company to agree to, or proffer to, divest or hold separate any assets or any portion of any business of the Parent or its subsidiaries or the Company or its Subsidiaries (after giving effect to the Merger) or agree to any restriction, condition, undertaking or other limitation on the conduct of their respective businesses, to the extent that doing so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Parent Material Adverse Effect, or (ii) Parent or the Company to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or the Company or any of its Subsidiaries or agree to any material restriction, condition, undertaking or other limitation on the conduct of their respective businesses, as the case may be, or take any other similar action, that is not conditional on the consummation of the Merger.
     Section 5.5. Stockholder Litigation. The Company or Parent shall give the other party the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors or Parent and its directors, as the case may be, relating to the transactions contemplated by this Agreement or the Merger; provided, however, that no such settlement shall be agreed to without Parent’s consent (which consent shall not be unreasonably withheld).

     Section 5.6. Indemnification.
     (a) It is understood and agreed that all rights to indemnification and exculpation by the Company now existing as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement and without regard to any subsequent amendment or other modification thereof, or pursuant to any other agreements in effect on the date hereof, copies of which have been made available to Parent, shall survive the Merger, and Parent shall, subject to Section 5.6(c), (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six years from the Effective Time; and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation’s obligation with respect thereto (without regard to any discharge of such obligation by the Surviving Corporation in any bankruptcy or similar proceeding). Parent and Buyer agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.
     (b) From and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless, each present and former director or officer of the Company and each Subsidiary and each such person who served at the request of the Company or any Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director, officer, trustee, partner, fiduciary, employee or agent, in each case occurring on or before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) Parent and the Surviving Corporation shall pay the fees and expenses of counsel selected by any Indemnified Party (which counsel shall be reasonably satisfactory to Parent and the Surviving Corporation) promptly after statements therefor are received; and (ii) Parent and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); provided, further, that neither Parent nor the Surviving Corporation shall be obligated pursuant to this Section 5.6(c) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single claim, action, suit, proceeding or investigation, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.
     (c) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) Indemnified Parties (“D&O Insurance”) (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage containing terms and conditions that are not materially less favorable to the Indemnified Parties); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.6(c) more than an amount per year equal to 200% of the 2007 annual premiums paid by the Company for such insurance (the amount of which premium is set forth on Section 5.6 of the Company Disclosure Letter). In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 200% of the 2007 annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 200% of the 2007 annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors currently covered by such D&O Insurance reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage. In lieu of the foregoing provisions of this Section 5.6(c), the Company may purchase, prior to the Effective Time, a six-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Party who was covered by the existing D&O Insurance, provided that the premium for such “tail” insurance policy shall not exceed 135% of the 2007 annual premiums paid by the Company for such insurance.
     (d) If Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.
     (e) The obligations of the Company, the Surviving Corporation and Parent under this Section 5.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.6 applies without the consent of such affected Indemnified Party (it being expressly agreed that each such any Indemnified Party to whom this Section 5.6 applies shall be third party beneficiaries of this Section 5.6).
     Section 5.7. Public Announcements. So long as this Agreement is in effect, Parent and the Company shall consult with and provide each other the opportunity to review and comment upon any press release or any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party, and Parent and the Company will not issue any such press release or make any such public statement to which the restrictions of the foregoing sentence apply without the consent of the other parties, which consent may not be unreasonably withheld or delayed.
     Section 5.8. Acquisition Proposals; Board Recommendations.
     (a) The Company shall, on the date hereof, terminate (and shall cause each Subsidiary to terminate) all negotiations and discussions with all other parties with respect to any Acquisition Proposal.
     (b) The Company shall not, nor shall it authorize or permit any of the Subsidiaries or Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) the submission of any Acquisition Proposal; or (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate the making of, any proposal that constitutes an Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from waiving applicable provisions of a standstill agreement to permit a person to make an unsolicited Acquisition Proposal, or having discussions or negotiations with, or furnishing non-public information to, any person that makes an unsolicited bona fide Acquisition Proposal, prior to the adoption of this Agreement by the Company Stockholders if, and only to the extent that, (A) the Board of Directors of the Company, based upon the advice of independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Stockholders under the applicable Laws of the State of Delaware; (B) prior to taking such action, the Company receives from such person an executed agreement in reasonably customary form relating to the confidentiality of any non-public information to be provided to such person and which does not contain terms that prevent the Company from complying with its obligations under this Section 5.8; and (C) the Board of Directors of the Company concludes in good faith, based upon advice from its independent financial advisor, taking into account all financial considerations, including the legal, financial, regulatory and other aspects of the Acquisition Proposal deemed relevant by the Company’s Board of Directors, the identity of the person making the Acquisition Proposal, and the conditions and prospects for completing the Acquisition Proposal, including the obligations of the Company under Section 7.2, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal. The Company shall provide prompt notice to Parent of the receipt of any such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal. Thereafter, the Company shall continue to keep Parent fully and promptly informed of the status and material changes to the terms of any such Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and the Subsidiaries or over 20% of any class of equity or voting securities of the Company or any of the Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or such Subsidiary; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of the Company or any of the Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or such Subsidiary; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of the Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of the Company or such Subsidiary. For purposes of this Agreement, the term “Superior Proposal” means any bona fide Acquisition Proposal made in writing that is on terms that the Board of Directors of the Company has determined in good faith (after consultation with the Company’s legal counsel and financial advisors) are more favorable to the Company Stockholders from a financial point of view than the Merger, taking into account all financial considerations, including the legal, financial, regulatory and other aspects of the Acquisition Proposal deemed relevant by the Company’s Board of Directors, the identity of the person making the Acquisition Proposal and the conditions and prospects for completing the Acquisition Proposal, including the obligations of the Company under Section 7.2.
     (c) The Company agrees that it will notify Parent promptly (and in any event within 24 hours) if any proposal or offer relating to or constituting an Acquisition Proposal is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its officers, directors, employees, agents or representatives. In connection with such notice, the Company shall indicate the identity of the person or group making such request or inquiry or engaging in such negotiations or discussions and the material terms and conditions of any Acquisition Proposal. Thereafter, the Company will notify the Parent in writing of its intention to make an Adverse Recommendation Change at least three (3) business days prior to taking such action, specifying the material terms of such Superior Proposal and identifying the person making such Superior Proposal, and permit Parent, within such three (3) business day period, to make an offer that the Company determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the Company Stockholders as such Superior Proposal, it being understood that the Company shall not effect any Adverse Recommendation Change as a result of such Superior Proposal prior to the expiration of such three (3) business day period, and that the Company shall postpone or adjourn the Stockholders’ Meeting, as necessary, to accommodate the procedures set forth in this sentence. If within such three (3) business day period, Parent makes an offer that the Company determines, in good faith after consultation with its legal and financial advisors, is at least as favorable to the Company Stockholders as such Superior Proposal, the Company shall so notify the counterparty to the Superior Proposal of Parent’s offer, and thereafter continue to negotiate in good faith with Parent to consummate the transactions contemplated hereby.
     (d) Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 5.8(d), (i) withdraw, or modify in a mater adverse to Parent, or propose publicly to withdraw, qualify or modify the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in clause (i) above or in this clause (ii) being referred to as an “Adverse Recommendation Change”), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (other than a confidentiality agreement in compliance with the provisions of Section 5.8(b) (each an “Acquisition Agreement”) relating to any transaction involving an Acquisition Proposal from a third party). Notwithstanding the foregoing, prior to the adoption of this Agreement and approval of the Merger by the Company Stockholders at the Stockholders’ Meeting, (x) in response to the receipt of an Acquisition Proposal, if the Board of Directors determines in good faith that such Acquisition Proposal is a Superior Proposal, then the Board of Directors Board may approve and recommend such Superior Proposal and, in connection with such Superior Proposal, make an Adverse Recommendation Change or (y) other than in connection with an Acquisition Proposal, if the Board of Directors determines in good faith (after consultation with its outside legal counsel) that it is required to do so in order to comply with its fiduciary duties to the Company and the Company Stockholders under applicable Law, the Board of Directors may make an Adverse Recommendation Change.
     (e) Nothing contained in this Agreement (including, without limitation, this Section 5.8) shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; or (ii) disclosing the fact that the Board of Directors of the Company has received an Acquisition Proposal and the terms of such proposal, if the Board of Directors of the Company determines, after consultation with its legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable Law or to comply with obligations under federal securities Laws or NASDAQ or the rules and regulations of any U.S. securities exchange upon which the Company Common Stock is listed.
     Section 5.9. Stockholders’ Meeting; Proxy Statement.
     (a) The Company shall take all action necessary in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, and convene the Stockholders’ Meeting as promptly as practicable after the Proxy Statement is cleared by the SEC, for the purpose of obtaining Company Stockholder Approval.

     (b) In connection with the Merger and the Stockholders’ Meeting, the Board of Directors of the Company shall (i) subject to Section 5.8(d), recommend to the Company Stockholders to vote in favor of the approval of the Merger Agreement and the Merger and use commercially reasonable efforts to obtain the Company Stockholder Approval and (ii) otherwise comply with the legal requirements applicable to the Stockholders’ Meeting.
     (c) The Company will as promptly as practicable after the date of this Agreement prepare the Proxy Statement, file the Proxy Statement with the SEC, and use commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practical time. Parent shall furnish all information concerning it as the Company may reasonably request in connection with such actions. The Company will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger, and, after consultation with Parent, the Company shall respond promptly to any such comments by, or request for additional information from, the SEC. If (i) at any time prior to the Stockholders’ Meeting, any event should occur relating to the Company or any of the Subsidiaries that should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly inform Parent; and (ii) if at any time prior to the Stockholders’ Meeting, any event should occur relating to Parent or Buyer or any of their respective associates or affiliates that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of (i) or (ii) the Company will, upon learning of such event, promptly prepare, and file with the SEC and, if required, mail such amendment or supplement to the Company Stockholders. Each of Parent and Buyer shall vote, or cause to be voted, in favor of the Merger and this Agreement all shares of Company Capital Stock directly or indirectly beneficially owned by it.
     Section 5.10. Director Resignations. The Company shall cause to be delivered to Parent resignations of all of the directors of the Company’s Subsidiaries to be effective upon the consummation of the Merger. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.
     Section 5.11. Certain Employee Benefit Matters.
     (a) Parent covenants and agrees that, for a period of at least one year following the Effective Time, the benefits, taken as a whole, offered under the Surviving Corporation’s and/or Parent’s benefit plans, programs, policies and arrangements to any employee of the Company or the Subsidiaries employed as of the Effective Time (the “Company Employees”) will be no less favorable to such Company Employees than the benefits, taken as a whole, offered under the Company Plans as of the date of this Agreement. Thereafter, Parent will provide, or will cause a subsidiary of Parent or the Surviving Corporation to provide, to each Company Employee the opportunity to participate in employee benefit plans, programs and policies which provide benefits that are comparable in the aggregate to the benefits provided to employees of Parent who have comparable duties and responsibilities and work schedules.

     (b) At the Effective Time, Parent will grant, or will cause a subsidiary of Parent or the Surviving Corporation to grant, full credit to each Company Employee for (i) his or her employment with the Company or a Subsidiary for purposes of satisfying any service requirement to participate in any employee benefit plan, program or policy described in Section 5.11(a), vesting in any benefit under any such plan, program or policy described in Section 5.11(a) and for calculating his or her level of benefits with respect to severance, vacations, personal days off and any other welfare-type benefits where service is a factor in calculating the level of benefits except where such credit would result in a duplication in benefits with benefits due under a Company Benefit Plan; and (ii) any payments made by such employee or any of his or her dependents under any Company Benefit Plan for the plan year for such plan which includes the Effective Time for which he or she was eligible to receive credit under such plan towards satisfying any applicable deductibles and annual out-of-pocket expense requirements.
     (c) Nothing in this Section 5.11 shall be construed as a contract of employment, and this Section 5.11 shall not give any employee the right to be retained in the employ of Parent or any of its subsidiaries. Except as provided in Section 5.11(a) and Section 5.11(b), nothing in this Section 5.11 shall be construed to require the provision of coverage or benefits to a Company Employee except to the extent such coverage or benefits is otherwise required pursuant to applicable Law, the terms of the applicable plan or arrangement or any employment agreement or employment offer letter.
     (d) Parent will honor, or will cause a subsidiary of Parent or the Surviving Company to honor, any obligations which the Company has at the Effective Time under any Company Benefit Plans (including any employment agreements between the Company or a Subsidiary and a Company Employee) to any employee or former employee or any of their dependents. Nothing contained in this Section 5.11 shall be construed to cause any Company Employees to be third-party beneficiaries with respect to the provisions of this Section 5.11 or have any rights to enforce such provisions against the Company, Parent or the Surviving Corporation.
     (e) Notwithstanding anything contained herein to the contrary, from and after the Effective Time, a Company Employee whose employment terminates during the one-year period immediately following the Effective Time shall be entitled to receive the severance payments and benefits provided under and in accordance with the terms and conditions of the severance policy described in Section 5.11(e) of the Company Disclosure Letter (without amendment on or after the Effective Time).
     Section 5.12. Cooperation with Financing. The Company shall use its commercially reasonable efforts to provide, and to cause its Subsidiaries and each of its and their respective Representatives, including legal and accounting, to provide, all cooperation reasonably requested by Parent in connection with obtaining any financing required by it to consummate the transactions contemplated by this Agreement (provided that such requested cooperation does not in the reasonable judgment of the Company unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) providing reasonably required information relating to the Company and its Subsidiaries to the parties providing such financing, (ii) assisting in the preparation of (A) any offering documents for any debt financing, and (B) materials for rating agency presentations, including execution and delivery of customary representation letters reasonably satisfactory in form and substance to the Company in connection with bank information memoranda, (iii) reasonably cooperating with the marketing efforts for any debt financing (including consenting to the use of the Company’s and its Subsidiaries’ logos), (iv) executing and delivering, and causing its Subsidiaries to execute and deliver, reasonable and customary certificates, management representations to support accounting comfort letters, and legal opinions (including a reasonable and customary certificate of the principal financial officer of the Company with respect to the solvency of the Company on a consolidated basis), as may be reasonably requested by Parent in connection with such financing, (v) to make commercially reasonable efforts to obtain from its and its Subsidiaries’ respective advisors, as applicable, such accounting comfort letters, consents of accountants for use of their reports in materials related to any debt financing, and legal opinions, as may be reasonably requested by Parent in connection with such financing, (vi) as promptly as practicable, furnishing Parent and, subject to customary confidentiality undertakings, its financing sources with all financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent of a type generally used in connection with a syndicated bank financing as well as an offering pursuant to Rule 144A of the Securities Act as applicable to Parent, and (vii) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent to permit the consummation of any debt financing; provided, however, that no obligation of the Company or any of its Subsidiaries under any such agreement, document or instrument shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or out-of-pocket expense in connection with any such financing prior to the Effective Time.
     Section 5.13. Rule 16b-3. Prior to the Effective Time, the Company shall take, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999), all steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
ARTICLE VI
CONDITIONS
     Section 6.1. Conditions to the Obligation of Each Party. The respective obligations of Parent, Buyer and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties at or prior to the Effective Time:
     (a) The Company Stockholder Approval shall have been obtained;
     (b) No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger (an “Injunction”) shall be in effect; provided, however, that any party seeking to assert this condition to its obligations shall have complied with its obligations set forth in Section 5.4;
     (c) No Law shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which restrains, enjoins, renders illegal or otherwise prohibits the consummation of the Merger and/or the other transactions contemplated by this Agreement;
     (d) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;
     (e) The FCC Approvals and the State Approvals listed in Section 6.1(e) of the Company Disclosure Letter shall have been obtained and shall have become and remain effective; and
     (f) The Closing shall not occur before October 15, 2007.

     Section 6.2. Conditions to Obligations of Parent and Buyer to Effect the Merger. The obligations of Parent and Buyer to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) The representations and warranties of the Company set forth in this Agreement (i) in Section 3.9(a) shall be true and correct as of the Closing Date as though made on such date; (ii) in Sections 3.1, 3.2 and 3.3 shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of a specified date which need to be true and correct only as of the specified date); and (iii) the other Sections of Article 3, disregarding for purposes of this Section 6.2(a)(iii) any qualifications to such representations or warranties based on materiality or Material Adverse Effect, shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties speak as of a specified date which need to be true and correct only as of the specified date), except where any failures of such representations and warranties referred to in this clause (iii) to be so true and correct, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;
     (b) The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement;
     (c) (i) There shall have been no Financial Material Adverse Effect for the Testing Period applicable to the Closing, (ii) the Company’s independent registered public accounting firm shall have performed the procedures set forth on Part D of Schedule 8.11 with respect to the calculation of Adjusted Consolidated Revenue and EBITDA for the applicable Testing Period, and shall have provided a written report (the “Agreed Procedures Report”) to Parent and the Company documenting their findings related to the performance of such procedures, which Agreed Procedures Report shall note any exceptions, and such exceptions would not reasonably be expected to result in a Financial Material Adverse Effect, (iii) (A) if the Closing occurs on or before November 15, 2007, the Company shall have provided audited consolidated financial statements for the nine months ended June 30, 2007 (including an audit report from the Company’s independent registered public accounting firm that does not contain a limitation as to the scope of their review and that states that such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2007 and its consolidated results of operations and cash flows for the nine months then ended, in conformity with GAAP, but which may exclude an assessment of the effectiveness of the Company’s internal control over financial reporting), or (B) if the Closing occurs after November 15, 2007, the Company shall have provided audited consolidated financial statements for the fiscal year ended September 30, 2007 (including an audit report from the Company’s independent registered public accounting firm that does not contain a limitation as to the scope of their review and that states that such financial statements present fairly, in all material respects, the consolidated financial position of the Company as of September 30, 2007 and its consolidated results of operations and cash flows for the fiscal year then ended, in conformity with GAAP, which audit report shall also include an assessment of the effectiveness of the Company’s internal control over financial reporting), and (iv) the Lease Release Condition described in Schedule 6.2 shall have been satisfied; and
     (d) An executive officer of the Company shall have delivered to Parent a certificate certifying to the effect that each of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c) has been satisfied in all respects.

     Section 6.3. Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:
     (a) The representations and warranties of Parent and Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties made as of a specified date, which need to be true and correct only as of the specified date);
     (b) Each of Parent and Buyer shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement; and
     (c) An executive officer of each of Parent and Buyer shall have delivered to the Company a certificate certifying to the effect that each of the conditions specified in Section 6.3(a) and Section 6.3(b) has been satisfied in all respects by Parent and Buyer, respectively.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     Section 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval:
     (a) by mutual written consent of Parent and the Company;
     (b) by either Parent or the Company, if the Effective Time shall not have occurred on or before January 15, 2008 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any covenant under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the End Date; provided, further, that upon written notice to Parent or the Company from the other, the parties shall not have the right to terminate this Agreement under this Section 7.1(b) until February 28, 2008 if the Merger shall not have been consummated as a result of the Company or Parent having failed by the End Date to receive any of the regulatory approvals with respect to the Merger necessary to satisfy the condition set forth in Section 6.1(e);
     (c) (i) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Buyer set forth in this Agreement, or if any representation or warranty of Parent or Buyer shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, is incapable of being satisfied; and (ii) such breach is not curable, or, if curable, is not cured, such that the applicable condition would be satisfied within 30 days after written notice of such breach is given to Parent by the Company; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to the Company if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.2(a) shall not be satisfied;
     (d) (i) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied; and (ii) such breach is not curable, or, if curable, is not cured, such that the applicable condition would be satisfied within 30 days after written notice of such breach is given to the Company by Parent; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Parent if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.3(a) shall not be satisfied;
     (e) by either Parent or the Company, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement under this Section 7.1(e) shall have complied with Section 5.4 and, with respect to other matters not covered by Section 5.4, shall have used its reasonable best efforts to remove such injunction, order or decree;
     (f) by Parent, at any time prior to the receipt of the Company Stockholder Approval if the Board of Directors of the Company shall have (i) effected an Adverse Recommendation Change; or (ii) approved or recommended any Superior Proposal or Acquisition Proposal;
     (g) by the Company, if the Board of Directors of the Company shall have effected an Adverse Recommendation Change in accordance with clause (x) of Section 5.8(d); provided, however, that any such purported termination pursuant to this Section 7.1(g) shall be void and of no force or effect unless and until the Company complies with Section 7.2(b); provided, further, that Parent and Buyer acknowledge and agree that, concurrently with such termination, the Company may enter into a definitive agreement or other Acquisition Agreement providing for the implementation of the applicable Superior Proposal; or
     (h) by Parent or the Company, if the Company Stockholders fail to adopt this Agreement or approve the Merger at the Stockholders’ Meeting or any adjournment or postponement thereof.
     Section 7.2. Effect of Termination.
     (a) In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except that this Section 7.2, Article VIII and the Confidentiality Agreement shall survive termination of this Agreement; provided, however, that nothing herein shall relieve any party from liability for any intentional of willful breach of any of the representations, warranties or covenants in this Agreement in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
     (b) If Parent exercises its right to terminate this Agreement under Section 7.1(f) or the Company exercises its right to terminate this Agreement under Section 7.1(g), then the Company shall, within three business days of such termination, pay to Parent the Termination Fee.
     (c) In the event that (x) this Agreement shall be terminated by Parent or the Company pursuant to Section 7.1(h) and (y) at the time of such termination an Acquisition Proposal by any person (other than Parent, Buyer or their respective affiliates) has been publicly announced and not withdrawn, then the Company shall pay Parent the Termination Fee within three business days after entering into a definitive agreement to consummate an Acquisition Proposal, provided that such agreement is entered into within 12 months after such termination (and for purposes of this Section 7.2(c), references to 20% in the definition of “Acquisition Proposal” as such term relates to the definitive agreement to enter into an Acquisition Proposal within 12 months after such termination shall be deemed to be references to 50%); provided, however, that if the Board of Directors of the Company shall have effected an Adverse Recommendation Change at or prior to the Stockholders’ Meeting or any adjournment or postponement thereof, the Termination Fee shall be paid within three business days of such termination.
For purposes of this Agreement, the term “Termination Fee” means $6,500,000. All payments under this Section 7.2 shall be made in cash by wire transfer to the account designated in Section 7.2 of the Company Disclosure Letter or such other account designated by Parent in writing to the Company prior to the time of such termination. The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amounts due pursuant to this Section 7.2, and, in order to obtain such payments, Parent commences a suit which results in a judgment against the Company for the payments set forth in this Section 7.2, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the Termination Fee and other amounts to be reimbursed to Parent under this Section 7.2 from the date payments were required to be made until the date of such payments at the prime rate publicly announced in the Wall Street Journal as in effect on the date such payments were required to be made plus one percent (1%). If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 7.2, it shall not be a defense to the Company’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.
     Section 7.3. Amendments. This Agreement may not be amended except by action taken or authorized prior to the Effective Time by each of the parties set forth in an instrument in writing signed on behalf of each of the parties; provided, however, that after receipt of the Company Stockholder Approval, no amendment may be made without the further approval of the Company Stockholders, if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof or if such further approval is otherwise required by the DGCL. Parent shall not amend any Support Agreement in any material respect without the consent of the Company.
     Section 7.4. Waiver. At any time prior to the Effective Time, whether before or after the receipt of the Company Stockholder Approval, any party may, if in writing and signed by the party against whom the waiver is to be effective, (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party; or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations; provided, however, that no such waiver may occur following the Effective Time. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII
GENERAL PROVISIONS
     Section 8.1. No Third-Party Beneficiaries. Other than the provisions of Section 5.6, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties.
     Section 8.2. Entire Agreement. This Agreement, the Confidentiality Agreement, the Support Agreements and the Company Disclosure Letter constitute the entire Agreement among the parties with respect to the subject matter of this Agreement and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, with respect to the subject matter of this Agreement.
     Section 8.3. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.
     Section 8.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     Section 8.5. Governing Law; Venue; Service of Process, Waiver of Jury Trial.
     (a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.
     (b) The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement will be brought solely in the state or federal courts of the State of Delaware; (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to arising out of this Agreement; and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court.
     (c) Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement; provided, however, that such service will be deemed to have been given only when actually received by such party. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.
     (d) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.
     Section 8.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     Section 8.7. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.
     Section 8.8. Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to the “parties” means the parties to this Agreement unless the context otherwise requires. All references to any agreement, instrument, statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions or successor statutes or regulations). When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 24, 2007.
     Section 8.9. Non-Survival of Representations and Warranties and Agreements. The representations and warranties contained in this Agreement shall terminate at the Effective Time and shall not survive the Effective Time.
     Section 8.10. Certain Definitions. For purposes of this Agreement (except where otherwise specifically defined), the terms “associate” and “affiliate” shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term “person” shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Entity.
     Section 8.11. Definition of Financial Material Adverse Effect. For purposes of this Agreement, the term “Financial Material Adverse Effect” shall mean, as of any date of determination, that either (i) the Adjusted Consolidated Revenue for the applicable Testing Period is less than the applicable aggregate amount for the three calendar months in the Testing Period set forth on Part B of Schedule 8.11 hereof, or (ii) the aggregate EBITDA of the Company for the applicable Testing Period is less than the applicable aggregate amount for the three calendar months in the Testing Period set forth on Part C of Schedule 8.11 hereof.
     “Adjusted Consolidated Revenue” shall mean the aggregate consolidated revenue, determined in accordance with GAAP applied on a consistent basis from the date hereof through the end of the applicable Testing Period, of the Company for the Testing Period, but excluding (i) revenue, to the extent in excess of $130,000 per Testing Period, recognized from early termination of customer contracts or orders and (ii) any positive or negative adjustment (a) that should have been recorded in a prior period under the accrual basis of accounting or (b) resulting from changes in accounting policies or estimates except, in the case of (a) or (b), for such portion of the adjustment that relates to the Testing Period.

     “EBITDA” shall mean the consolidated operating income (or loss) of the Company for the Testing Period, as determined in accordance with GAAP applied on a consistent basis from the date hereof through the end of the applicable Testing Period and excluding any positive or negative adjustment (a) that should have been recorded in a prior period under the accrual basis of accounting or (b) resulting from changes in accounting policies or estimates, except, in the case of (a) or (b), for such portion of the adjustment that relates to the Testing Period (“Adjusted Consolidated Operating Income”), plus, to the extent deducted in arriving at Adjusted Consolidated Operating Income, (i) depreciation, (ii) amortization, (iii) non-cash stock-based compensation, (iv) non-cash, non-recurring charges (except to the extent that any such charges will require a cash payment in a future period), (v) costs and expenses associated with the transactions contemplated by this Agreement, including incremental employee related expenses under the employee retention and incentive plan set forth in Exhibit A to Section 5.1(b) of the Company Disclosure Letter, (vi) costs arising from the sale of 139 Centre Street, and (vii) expenses, to the extent in excess of $130,000 per Testing Period, incurred in connection with early termination of customer contracts or orders, minus, to the extent included in arriving at Adjusted Consolidated Operating Income, (x) non-cash, non-recurring credits (except to the extent that any such credits will yield a cash payment in a future period) and (y) revenue, to the extent in excess of $130,000 per Testing Period, recognized from early termination of customer contracts or orders.
     For purposes of this Agreement, “Testing Period” shall mean: (i) if the Closing shall occur on or following October 15, 2007 and on or prior to November 15, 2007, the calendar months of July, August and September, 2007, and (ii) if the Closing shall occur following November 15, 2007, the calendar months of September, October and November, 2007 (it being understood that if the Closing does not occur on or before November 15, 2007, it will not be possible, absent agreement of the parties to the contrary, to effect the Closing until after Adjusted Consolidated Revenue and EBITDA can be calculated for the month of November, being one of the months in the then applicable Testing Period).
     Section 8.12. Fees and Expenses.
     (a) Each party shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
     (b) Notwithstanding anything to the contrary contained herein, the Company shall pay all documentary, sales, use, real property transfer, real property gains, transfer, stamp, recording and similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby regardless of who may be liable therefor under applicable Law.
     Section 8.13. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.13:
          If to Parent to:
RCN Corporation
196 Van Buren Street
Herndon, Virginia 20170
Telecopier: (703) 434-8461
Attention: Benjamin R. Preston, Senior Vice President and General Counsel

          with a copy to:
Andrews Kurth LLP
450 Lexington Avenue
New York, New York 10017
Telecopier: (713) 238-7111
Attention: W. Mark Young, Esq.
          If to the Company:
NEON Communications Group, Inc.
2200 West Park Drive
Westborough, Massachusetts 01581
Telecopier: (508) 616-7895
Attention: Gene M. Bauer, Senior Vice President and General Counsel
          with a copy to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Telephone: (212) 878-4955
Telecopier: (212) 878-8375
Attention: John L. Graham, Esq.
     Section 8.14. Headings. Headings of the Articles and Sections of this Agreement are for convenience only and shall in no way modify or restrict any of the terms or provisions of this Agreement.
     Section 8.15. Cross-References to Certain Terms Defined Elsewhere in This Agreement.

Acquisition Proposal	35
Adverse Recommendation Change	36
Agreement	Preamble
Balance Sheet Date	3.8(c)
Blue Sky Laws	3.5
Buyer	Preamble
Certificate	1.4(d)
Certificate of Merger	1.2
Closing	1.2
Code	1.7(e)
Common Stock Merger Consideration	1.4(a)
Company	Preamble
Company Bylaws	3.1
Company Capital Stock	Preamble
Company Certificate of Incorporation	3.1
Company Common Stock	Preamble
Company Disclosure Letter	Article III
Company Employees	5.11(a)
Company Financial Statements	3.8(b)
Company Licenses	3.7(a)
Company Options	1.6(a)

Company Preferred Stock	Preamble
Company Recommendation	3.3(b)
Company SEC Reports	Article III
Company Stock Options Plans	1.6(a)
Company Stockholder Approval	3.3(a)
Company Stockholders	Preamble
Company Warrants	3.2(a)
Confidential Information	5.2
Confidentiality Agreement	5.2
D&O Insurance	5.6(c)
Dark Fiber	3.7(a)
DGCL	Preamble
Dissenting Shares	1.5(a)
Effective Time	1.2
End Date	7.1(b)
Environmental Laws	3.15(a)
ERISA	3.7(a)
Exchange Act	Article III
FCC	3.5
FCC Approvals	3.5
Fund	1.7(a)
GAAP	3.8(b)
Governmental Entity	3.5
HSR Act	3.5
Indemnified Parties	5.6(b)
Independent Advisor	3.3(b)
Injunction	6.1(b)
Intellectual Property Rights	3.16(d)
Knowledge	3.6
Law	3.4
Licensed Rights	3.16(d)
Liens	3.2(c)
Litigation	3.12
Material Adverse Effect	3.4
Material Contract	3.13(a)
Merger	Preamble
Merger Consideration	1.4(b)
Option Amount	1.6(a)
Parent	Preamble
Payee	1.7(e)
Paying Agent	1.7(a)
Preferred Stock Merger Consideration	1.4(b)
Proxy Statement	3.5
Representatives	5.2
SEC	Article III
Securities Act	Article III
State Approvals	3.5
State PUC	3.5
Stockholders’ Meeting	11
Subsequent Company SEC Reports	3.8(a)
Subsidiary	3.1

Superior Proposal	35
Support Agreements	Preamble
Surviving Corporation	1.1
Tax	3.10(aa)
Tax Audit	3.10(f)
Tax Deficiency	3.10(i)
Tax Return	3.10(aa)
Tax Sharing Agreement	16
Taxable	3.10(aa)
Taxes	3.10(aa)
Termination Fee	7.2
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, Parent, Buyer and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RCN CORPORATION
By:	/s/ Michael T. Sicoli
	Name:	Michael T. Sicoli
	Title:	Executive Vice President and CFO

     IN WITNESS WHEREOF, Parent, Buyer and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RAVEN ACQUISITION CORPORATION
By:	/s/ Michael T. Sicoli
	Name:	Michael T. Sicoli
	Title:	Executive Vice President and CFO

     IN WITNESS WHEREOF, Parent, Buyer and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEON COMMUNICATIONS GROUP, INC.
By:	/s/ Ted S. Lodge
	Name:	Ted S. Lodge
	Title:	Executive Chairman